Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-279163 and 333-128809) and Form S‑3ASR (No. 333-283605) of Stock Yard Bancorp, Inc. (the “Company”) of our report dated February 27, 2025, with respect to the consolidated financial statements of the Company as of December 31, 2024, and for each of the years in the two-year period then ended December 31, 2024, which report is included in this Annual Report on Form 10-K.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

February 26, 2026